Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Kimball Electronics, Inc. dated August 25, 2016, appearing in the Annual Report on Form 10-K of Kimball Electronics, Inc. for the year ended June 30, 2016.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
October 25, 2016